Exhibit 12
                       TV GUIDE, INC.
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
        (amounts in thousands, except for ratios)
                        (unaudited)

                             Year Ended December 31
                    ----------------------------------------
                      1998(1) 1997(1) 1996(1)  1995   1994
                    ----------------------------------------
Earnings Available
for Fixed Charges:
 Income before
  income taxes
  and minority
  interest         $161,418 $105,246 $71,037 $37,932 $26,292
 Interest and
  expense on
  indebtedness        1,629    2,122   2,024   2,003   2,155
 One-third of
  rental expense,
  net of sub-
  leasing income
  for operating
  leases              5,828    5,326   4,837   2,433   2,400
                   -------- -------- ------- ------- -------
                   $168,875 $112,694 $77,898 $42,368 $30,847
                   ======== ======== ======= ======= =======
Fixed Charges:
 Interest and
  expense on
  indebtedness        1,629    2,122   2,024   2,003   2,155
 One-third of
  rental expense,
  net of sub-
  leasing income,
  for operating
  leases              5,828    5,326   4,837   2,433   2,400
                   -------- -------- ------- ------- -------
                   $  7,457 $  7,448 $ 6,861 $ 4,436 $ 4,555
                   ======== ======== ======= ======= =======
Ratio of earnings
 to fixed charges     22.65    15.13   11.35    9.55    6.77
                      =====    =====   =====    ====    ====

(1)  Restated to include the operating results of Liberty
Media Corporation's Netlink division, which was acquired by the Company on March 1, 1999 in a transaction accounted for as a combination of entities under common control, similar to a pooling of interests.